Exhibit 99.1

OSI Systems Receives Order Cancellation Notice for Advanced Technology Aviation Checkpoint Inspection Systems

HAWTHORNE, Calif.— December 5, 2013 — OSI Systems, Inc. (NASDAQ: OSIS), today announced that its security division, Rapiscan Systems, was notified by the U.S. Transportation Security Administration (TSA) that a delivery order placed with Rapiscan on September 26, 2013 for Advanced Technology X-Ray (AT-2) based systems was being terminated for default.  As a result, the Company has de-booked this order which had a value of approximately $60 million.  TSA further stated it will issue a revised solicitation for the systems in the future.

About OSI Systems, Inc.

OSI Systems, Inc. is a vertically integrated designer and manufacturer of specialized electronic systems and components for critical applications. The Company sells its products and services in diversified markets, including homeland security, healthcare, defense and aerospace. The Company has more than 30 years of experience in electronics engineering and manufacturing and maintains offices and production facilities located in more than a dozen countries. It implements a strategy of expansion by leveraging its electronics and contract manufacturing capabilities into selective end product markets through organic growth and acquisitions. For more information on OSI Systems Inc. or any of its subsidiary companies, visit www.osi-systems.com. News Filter: OSIS-G

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements relate to the Company’s current expectations, beliefs, projections and similar expressions concerning matters that are not historical facts and are not guarantees of future performance.  Forward-looking statements involve uncertainties, risks, assumptions and contingencies, many of which are outside the Company’s control, that may cause actual results to differ materially from those described in or implied by any forward-looking statement. All forward-looking statements are based on currently available information and speak only as of the date on which they are made.  The Company assumes no obligation to update any forward-looking statement made in this press release that becomes untrue because of subsequent events, new information or otherwise, except to the extent it is required to do so in connection with its ongoing requirements under Federal securities laws.  For a further discussion of these and other factors that could cause the Company’s future results to differ materially from any forward-looking statements, see the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended June 30, 2013 and other risks described in documents filed by the Company from time to time with the Securities and Exchange Commission.

Source: OSI Systems, Inc.

OSI Systems Inc.
Ajay Vashishat
Vice President, Business Development
310-349-2237
avashishat@osi-systems.com